Exhibit L

AMENDMENT TO SHARE PURCHASE AGREEMENT

This Amendment (this “Amendment”) to the Share Purchase Agreement, dated as of December 7, 2018 (the “SPA”) by and among Banyan Enterprises Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Purchaser A”), Banyan Enterprises A Limited, a BVI business company incorporated under the laws of the British Virgin Islands (the “Purchaser B”, and, together with the Purchaser A, each a “Purchaser” and collectively the “Purchasers”) and Techedu Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (the “Seller”) is entered into as of October 12, 2019 by and between the Purchasers, the Seller and Mr. Shaoyun Han (韩少云) (the “Founder”).

WHEREAS, in accordance with Section 9.3 of the SPA, the amendment to the provisions of the SPA shall be made in writing and signed by each of the parties thereto; and

WHEREAS, the undersigned Purchasers and Seller are parties to the SPA and desire to amend the SPA as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             The first sentence of Section 7.3(a) (Lock-up) of the SPA is hereby amended and restated in its entirety as follows:

“(a) Lock-up. For a period starting from the Closing Date and ending on June 30, 2022 (the “Lock-up Period”), without the prior written consent of the Seller, each Purchaser shall not sell and transfer any part of the Target Shares purchased by such Purchaser.”

2.             Section 7.4 of the SPA (Share of Profits) is hereby amended and restated in its entirety as follows:

“Share of Profits. After the Closing, if a Purchaser receives, directly from the sale and transfer of the Target Shares purchased by such Purchaser hereunder on the public stock market, an aggregate net profit (which shall be the total sales proceeds from the sale of the Target Shares received by such Purchaser, minus such Purchaser’s Purchase Price, after the deduction of all costs, expenses, taxes and levies relating to the share sale and transfer, the “Sales Profit”) in an amount higher than three (3) times (i.e., 300%) of such Purchaser’s Purchase Price, the Purchase shall pay to the Seller an amount (the “Seller’s Share of Profits”) equal to sixty-five percent (65%) of the result of the Sales Profit minus three (3) times (i.e., 300%) of such Purchaser’s Purchase Price, provided the payment of the Seller’s Share of Profits shall be subject to deductions and withholdings of taxes or levies to the extent required to be deducted or withheld by such Purchaser under applicable laws for such payment. The Seller’s Share of Profits, upon applicable withholdings and deductions specified above, shall be paid in cash, and be paid to such bank account of a Person as designated by the Seller. The Seller shall use its commercially reasonable efforts to, and to cause its designated Person to, cooperate with the Purchasers to arrange the payment of the Seller’s Share of Profits. For the avoidance of doubt, a Purchaser shall have no obligations or liabilities under this Section 7.4 for any payment to the Seller if the Sales Profit has not exceeded three (3) times (i.e., 300%) of the Purchase Price set forth opposite such Purchaser’s name in Schedule 1. The references to the Target Shares under this Section 7.4 shall include the ADSs derived from and representing the Target Shares.”

3.             The Founder hereby acknowledges, agrees and undertakes to the Purchasers that the Founder shall secure, personally guarantee, and be jointly obligated, responsible and liable with the Seller in respect of, the Seller’s obligations, undertakings, covenants and liabilities arising out of or in connection with Sections 7.3 and 7.6 of the SPA.

4.             The Founder and the Seller hereby jointly acknowledge, agree and undertake to the Purchasers that:

(a) the Purchasers (for the purposes of this Section 4, including their designated affiliates) shall have (and the Founder and the Seller shall use reasonable commercial efforts to procure the Company to grant to the Purchasers) the rights of first offer and first negotiation (which shall not constitute obligations or covenants on the part of the Purchasers) with respect to potential participation in any investment opportunities in connection with the proposed carve-out, spin-off, sale, merger, acquisition and other transfer or financing transactions relating to the Company’s current and future subsidiaries, businesses or assets operating the brand name and education programs named “TongchengTongmei” (“童程童美” in Chinese) (the “TongchengTongmei Business Transactions”);

(b) the Founder and the Seller shall use their reasonable commercial efforts to cause the Company to procure that the Purchasers shall be promptly notified of and presented with the proposed terms for any TongchengTongmei Business Transactions, and shall have the rights of priority in the participation in the TongchengTongmei Business Transactions over any other investors; and

(c) the Founder and the Seller shall (i) procure that the Founder and its affiliates (including the Seller) shall not, and (ii) use their reasonable commercial efforts to cause the Company to procure that the Company and its affiliates shall not, offer to, enter into agreements with, or otherwise accept investment from, any third party with respect to the investment opportunity or proposed terms for any TongchengTongmei Business Transactions, without first notifying the Purchasers pursuant to this Section 4 and negotiating with the Purchases in respect of the participation in such TongchengTongmei Business Transactions in good faith.

5.             Except as amended hereby or provided herein, all other terms of the SPA shall remain in full force and effect.

6.            This Amendment reflects the mutual intent of the parties hereto and no rule of construction against the drafting party shall apply. Sections 9.3 (Amendments and Waivers), 9.4 (Notices), 9.5 (Successors and Assigns), 9.7 (Governing Law; Dispute Resolution), 9.8 (Cumulative Remedies), 9.9 (Severability), 9.11 (Fees and Expenses) and 9.12 (Delays or Omissions) of the SPA shall apply to this Amendment mutatis mutandis; provided all references to “this Agreement” in such provisions shall refer to this Amendment, and all references to “Parties” in such provisions shall refer to the parties hereto.

7.            After the date hereof and without further consideration, the parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the parties hereto.

8.                  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that each party need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective representatives to execute this Amendment as of the date first above written.

PURCHASER A:

Banyan Enterprises Limited

By:	/s/ Anthony Wu
Name: Anthony Wu
Title: Authorized Signatory

PURCHASER B:

Banyan Enterprises A Limited

By:	/s/ Anthony Wu
Name: Anthony Wu
Title: Authorized Signatory

SELLER:
Techedu Limited

	By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

FOUNDER:
Mr. Shaoyun Han (韩少云)

/s/ Shaoyun Han

[Signature Page to Amendment to Share Purchase Agreement]